As filed with the Securities and Exchange Commission on January 5, 2022
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ZOVIO INC
(Exact name of registrant as specified in its charter)

Delaware	59-3551629
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1811 E. Northrop Blvd. Chandler, AZ	85286
(Address of principal executive offices)	(Zip Code)
Zovio Inc 2021 CEO Inducement Equity Incentive Plan
(Full title of the plan)

Kevin Royal
Chief Financial Officer
Zovio Inc
1811 E. Northrop Blvd.
Chandler, AZ 85286
(858) 668-2586
(Name, address, including zip code and telephone number, including area code, of agent for service)
Copy to:
Martin J. Waters, Esq.
Wilson Sonsini Goodrich & Rosati, P.C.
12235 El Camino Real
San Diego, California 92130
Telephone: (858) 350-2300
Facsimile: (858) 350-2399
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1) (2)		Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Zovio Inc 2021 CEO Inducement Equity Incentive Plan Common Stock, par value $0.01 per share	2,300,000	shares	$1.35	$3,105,000	$287.83
(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share (“Common Stock”) of Zovio Inc (the “Registrant”) that become issuable under the Registrant’s 2021 CEO Inducement Equity Incentive Plan, as amended (the “Inducement Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.
(2)    Represents shares of Common Stock reserved for issuance pursuant to awards that may be granted under the Inducement Plan as inducement grants under Nasdaq Listing Rule 5635(c)(4).
(3)    This estimate is made pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act solely for purposes of calculating the registration fee. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on December 28, 2021, as reported on the Nasdaq Global Market, which date is within five business days prior to the filing of this Registration Statement.

EXPLANATORY NOTE
On December 3, 2021, the Registrant adopted the Inducement Plan, pursuant to which the Registrant reserved 2,874,138 shares of Common Stock to be used exclusively for grants of equity-based awards to individuals who were not previously employees or directors of the Registrant, as an inducement material to the individual’s entry into employment with the Registrant within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules. Of those reserved shares of common stock, 574,138 share were reserved for issuance pursuant to a grant of an equity-based award exempt from registration under Section 4(a)(2) of the Securities Act. The Inducement Plan provides for the grant of equity-based awards in the form of nonstatutory stock options, restricted stock awards, restricted stock unit awards, performance stock awards, and other stock awards. The Inducement Plan was adopted by the Registrant’s board of directors without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules.
PART I

 INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.    PLAN INFORMATION.
Not required to be filed with this Registration Statement

ITEM 2.    REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Not required to be filed with this Registration Statement
PART II
 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed by the Registrant with the Securities and Exchange Commission (“SEC”):
(a)    The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on February 24, 2021;
(b)    The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, filed with the SEC on May 12, 2021, July 28, 2021 and October 27, 2021, respectively;
(c)    The Registrant's Current Reports on Form 8-K (other than information furnished rather than filed), filed with the SEC on January 28, 2021, February 24, 2021, March 22, 2021, March 30, 2021, April 12, 2021, May 12, 2021, May 21, 2021, June 3, 2021, July 28, 2021 and December 1, 2021, only to the extent that the items therein are specifically stated to be filed, rather than furnished, for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
(d)    The Registrant's definitive proxy statement (DEF 14A) filed with the SEC on April 9, 2021, in connection with the Registrant's annual stockholders meeting for 2021; and
(e)    The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed on March 30, 2009 under the Exchange Act, including any subsequent amendment or report filed for the purpose of updating such description.
All documents, reports and definitive proxy or information statements filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, deemed furnished and not filed in accordance with the rules of the SEC shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement
ITEM 4.    DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) provides that a Delaware corporation may indemnify any persons who were, are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who were, are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit; provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) actually and reasonably incurred.
The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification of its directors and officers to the fullest extent permitted under the DGCL.
Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:
•transaction from which the director derives an improper personal benefit;
•act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payment of dividends or redemption of shares; or
•breach of a director’s duty of loyalty to the corporation or its stockholders.
The Registrant’s amended and restated certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to it of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.
Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the DGCL, the Registrant has entered into indemnity agreements with each of its directors and executive officers, that require the Registrant to indemnify such persons against any and all costs and expenses (including attorneys’, witness or other professional fees) actually and reasonably incurred by such persons in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer or is or was acting or serving as an officer, director, employee or agent of the Registrant or any of its affiliated enterprises.
The indemnity agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder, including the Company’s agreement to advance certain expenses.
At present, there is no pending litigation or proceeding involving any of the Registrant’s directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.
The Registrant has an insurance policy in place that covers its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act, or otherwise

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

Exhibit Number	Description
4.1
Zovio Inc Amended and Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 filed with the SEC on May 9, 2019).

4.2	Third Amended and Restated Bylaws of Zovio Inc (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 2, 2019).
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, PC.
23.1	Consent of Deloitte & Touche LLP, as Independent Registered Public Accountant of the Registrant.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, PC. Reference is made to Exhibit 5.1.
24.1	Power of Attorney - Zovio Inc Directors.
99.1	Zovio Inc 2021 CEO Inducement Equity Incentive Plan
99.2	Form of Restricted Stock Unit Award under the Zovio Inc 2021 CEO Inducement Equity Incentive Plan.
99.3	Form of Performance Unit Award under the Zovio Inc 2021 CEO Inducement Equity Incentive Plan.
ITEM 9. UNDERTAKINGS.
(a)     The undersigned Registrant hereby undertakes:
(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chandler, State of Arizona on January 5, 2022.

ZOVIO INC

By:	/s/ KEVIN ROYAL
Kevin Royal
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name and Signature	Title	Date

/s/ Randy Hendricks	Chief Executive Office (Principal Executive Officer)	January 5, 2022
Randy Hendricks

/s/ Kevin Royal	Chief Financial Officer (Principal Financial Officer)	January 5, 2022
Kevin Royal

/s/ Steven Burkholder	Vice President, Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	January 5, 2022
Steven Burkholder

Directors:
Teresa S. Carroll
Michael P. Cole
Ryan D. Craig
Michael B. Horn
Ron Huberman
John J. Kiely
Kirsten M. Marriner
Victor K. Nichols
George P. Pernsteiner
John S. Wilson, Jr.

By:	/s/ Randy Hendricks	January 5, 2022
Randy Hendricks
Attorney-in-Fact